Exhibit 10.3

CONSULTING AGREEMENT

This Consulting Agreement is made as of [_____], 2024, between CervoMed Inc. ("CervoMed"), and J. William Tanner (“Tanner”).

1.    (a)    Tanner has been employed by CervoMed as an employee pursuant to the terms of an Employment Agreement between CervoMed and Tanner. Tanner’s employment with CervoMed will conclude effective May 31, 2024. CervoMed has offered to Tanner a Separation Agreement, the entry into which is a necessary condition to the offering and entry into this Consulting Agreement. CervoMed and Tanner are also parties to Stock Option Agreements.

(b)    In the event the parties enter into this Consulting Agreement, the post-employment terms of the Employment Agreement, the terms of the Separation Agreement, and the terms of the Stock Option Agreement will continue to apply, and operate in addition to the terms of this Consulting Agreement.

2.    Commencing at 12:01 am on June 1, 2024, immediately after the end of Tanner’s employment with CervoMed, Tanner will be an independent contractor of CervoMed, pursuant to the terms of this Consulting Agreement (in addition to the ongoing terms of the agreements referenced in Paragraph 1 above).

3.    Tanner shall be paid $450 per hour for all hours approved and worked under this Consulting Agreement. It is the parties’ intent that the level of services Tanner provides under this Consulting Agreement shall be no more than 20% of the average level of services Tanner provided CervoMed as an employee prior to May 31, 2024. CervoMed shall reimburse Tanner for reasonable and documented expenses actually incurred by Tanner in performing the services, including but not limited to travel and accommodation expenses, so long as such expenses are pre-approved in writing by CervoMed. Tanner shall maintain adequate books and records relating to any expenses to be reimbursed and shall submit requests for reimbursement in a timely manner and form acceptable to CervoMed.

4.    For all hours Tanner wishes to work and be compensated under this Consulting Agreement, he shall seek the prior written approval of CervoMed’s Chief Executive Officer, and shall specify the nature of the work and the expected number of hours to be worked.

5.    Tanner will be treated for all purposes as an independent contractor, and not as an employee. Accordingly, no withholdings will be made from the compensation to Tanner. Such compensation will be reported to the tax authorities by CervoMed concerning Tanner, including through the appropriate Form 1099, and Tanner will be responsible for all taxes owed on such compensation. No Social Security or Medicare taxes will be paid by CervoMed, and accordingly, Tanner will be responsible for both components of such taxes. No workers compensation or unemployment compensation taxes or premiums will be paid by CervoMed, and no such coverage will be provided to Tanner pursuant to his or her relationship with CervoMed. Tanner will not be covered under any CervoMed employee benefit plans (such as health insurance, disability insurance, or life insurance).

6.    Tanner will provide his or her own place of work; a workplace will not be provided to Tanner by CervoMed.

7.    Work Product & Inventions. (a)    All work product produced by Tanner pursuant to his relationship with CervoMed will be the sole and exclusive property of CervoMed. Tanner further agrees to execute any additional written instrument reasonably necessary to fully convey to CervoMed full ownership of such work product.

(b)    Tanner shall promptly and fully disclose to the CervoMed any and all ideas, improvements, inventions, know-how, techniques and works of authorship learned, conceived or developed by Tanner pursuant to the performance of the Services for the CervoMed or of tasks assigned to Tanner by the CervoMed hereunder (the “Service Product’). Tanner agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings or in any other form that may be required by the CervoMed) of all work performed relating to the Services, including all proprietary information developed relating thereto, and such records shall be available to and remain the sole property of the CervoMed at all times.

(c)    Tanner agrees that any and all Service Product shall be the sole and exclusive property of the CervoMed. Tanner hereby assigns to the CervoMed all of Tanner’s right, title and interest in and to any and all Service Product. Tanner explicitly acknowledges and agrees that all works of authorship contained in the Service Product are “works for hire” under the copyright laws of the United States, and that the CervoMed shall own the copyright in all such works of authorship. Tanner further agrees that the CervoMed is and shall be vested with all rights, title and interests, including patent, copyright, trade secret and trademark rights, in all of Tanner’s Service Product under this Agreement.

(d)    Tanner agrees to assist the CervoMed in every reasonable and proper way to obtain and enforce United States and foreign proprietary rights relating to the Service Product in any and all countries. Without limitation, Tanner agrees to execute, verify and deliver such documents and perform such other acts (including appearing as a witness) as the CervoMed may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof. In addition, Tanner agrees to execute, verify and deliver assignments of such proprietary rights to the CervoMed or its designee. Tanner's obligation to assist the CervoMed with respect to proprietary rights in any and all countries shall continue beyond the termination of Tanner' s engagement, but the CervoMed shall compensate Tanner at a reasonable rate after such termination for the time actually spent by Tanner at the CervoMed's request on such assistance. In the event the CervoMed is unable for any reason, after reasonable effort, to secure Tanner's signature on any document needed in connection with the actions specified in the preceding paragraph, Tanner hereby irrevocably designates and appoints the CervoMed and its duly authorized officers and agents as Tanner's agent and attorney in fact, to act for and on behalf of Tanner to execute, verify and file, with the same legal force and effect as if executed by Tanner, any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph. Tanner hereby waives and quitclaims to the CervoMed any and all claims of any nature whatsoever which Tanner now or may hereafter have for infringement of any proprietary rights assigned to the CervoMed. Tanner shall require each of its employees and contractors to execute written agreements securing for the CervoMed the rights provided for in this Section 7 prior to such employee or contractor providing any Services under this Agreement.

8.    Confidential Information. (a)    During the term of this Agreement and in the course of Tanner's performance hereunder, Tanner may receive or otherwise be exposed to confidential and proprietary information relating to the CervoMed's technology, know-how, data, inventions, developments, plans, business practices, and strategies. Such confidential and proprietary information of the CervoMed (collectively referred to as "Information") may include but is not be limited to: (i) confidential and proprietary information supplied to Tanner with the legend "Confidential" or equivalent; (ii) the CervoMed's research and development initiatives, marketing and customer support strategies, financial information (including sales, costs, profits and pricing methods), internal organization, employee information, and customer lists; (iii) the CervoMed's technology, including, but not limited to, discoveries, inventions, research and development efforts, data, software, trade secrets, processes, samples, formulas, methods, product and know-how and show-how; (iv) all derivatives, improvements, additions, modifications, and enhancements to any of the above, including any such information or material created or developed by Tanner under this Agreement; (v) information of third parties as to which the CervoMed has an obligation of confidentiality; or (vi) the existence and terms of this Agreement. Tanner acknowledges the confidential, proprietary and secret character of the Information and agrees that the Information is the sole, exclusive and extremely valuable property of the CervoMed. Accordingly, Tanner agrees not to reproduce any of the Information without the applicable prior written consent of the CervoMed, not to use the Information except in the performance of this Agreement, and not to disclose all or any part of the Information in any form to any third party, either during or after the term of this Agreement.

(b)    Tanner agrees not to improperly use or disclose any proprietary information or trade secrets of Tanner's former or concurrent employers or companies, if any, during Tanner's engagement with the CervoMed and not to bring onto the premises of the CervoMed any unpublished documents or any property belonging to Tanner's former or concurrent employers or companies unless consented to in writing by such employers or companies.

(c)    Tanner recognizes that the CervoMed has received and in the future will receive from third parties certain confidential or proprietary information subject to a duty on the CervoMed's part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. Tanner agrees that any such third party information shall be “Information” for purposes of this Agreement and subject to the provisions of this Section 8.

(d)    For purposes of this Agreement, “Information” shall not include any information (i) that is or hereafter becomes part of the public domain through no wrongful act, fault or negligence on the part of the Tanner, (ii) that is received from a third party without restriction and without breach of any agreement or duty to which such third party is subject, (iii) that Tanner can demonstrate was in its possession without any limitation or restriction on use prior to its receipt from the CervoMed and (iv) that Tanner can demonstrate was independently developed by Tanner without any reference to Information.

9.    Tanner represents and agrees that Tanner has not been debarred by the FDA under 21 U.S.C. 335a (Section 306, Federal Food, Drug and Cosmetic Act). Tanner will notify CervoMed immediately in the event of any debarment or threat of debarment occurring during the period in which Tanner is performing Services or thereafter.

10.    This Consulting Agreement may be terminated by either party, for any reason, at any time. Unless terminated sooner, this Consulting Agreement shall expire on December 1, 2025.

11.    This is the full agreement of the parties. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to the conflict of laws rules thereof that would cause the application of the law of a different jurisdiction. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect.

12.    All amounts payable under this Consulting Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code (“Section 409A”). To the extent that any amounts payable in accordance with this Consulting Agreement are subject to Section 409A, this Consulting Agreement shall be interpreted and administered in such a way as to comply with Section 409A to the maximum extent possible. Each installment payment under this Consulting Agreement shall be treated as a separate payment for purposes of applying Section 409A.

CERVOMED INC.

Date:	By:
John Alam, President and CEO

J. WILLIAM TANNER

Date:

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